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                                                                    EXHIBIT 21.1



                          SUBSIDIARIES OF THE COMPANY


                               December 31, 1997


The Gauntlet at St. James, Inc.

The Gauntlet at Curtis Park, Inc.

Brassie Construction Management Services, Inc.

Amalgamated Equity Golf (a British Columbia
  Corporation)

Divot Properties WGV, Inc.

The Gauntlet at Laurel Valley, Inc.

The Gauntlet at Myrtle West, Inc.